Exhibit 8.1

March 24, 2021

Global Partners LP

P.O. Box 9161,

800 South Street,

Waltham, Massachusetts 02454-9161

Re:  Global Partners LP Series B Preferred Units

Ladies and Gentlemen:

We have acted as counsel for Global Partners LP (the “Partnership”), a Delaware limited partnership, with respect to certain legal matters in connection with the issuance by the Partnership of Series B Fixed Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership. We have also participated in the preparation of a Prospectus Supplement dated on or about the date hereof (the “Prospectus Supplement”) and the Prospectus with an effective date of January 28, 2021 (“Prospectus”), each forming part of the Registration Statement (the “Registration Statement”), to which this opinion is an exhibit. In connection therewith, we have provided this opinion with respect to U.S. federal income tax matters filed as Exhibit 8.1 to the Registration Statement.

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Hong Kong Houston London New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

March 24, 2021 Page 2

We hereby confirm that all statements of legal conclusions contained in the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences,” as updated in the Prospectus Supplement under the caption “Material Tax Considerations,” constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificate, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences” or in the Prospectus Supplement under the caption “Material Tax Considerations.” We are opining herein only as to the U.S. federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is furnished to you and may be relied on by you in connection with the transactions set forth in the Registration Statement. In addition, this opinion may be relied on by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing common units pursuant to the Registration Statement. However, this opinion may not be relied upon for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the use of our name in the Prospectus and the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.